Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos.333-207299, 333-210466, 333-220841, 333-223798, 333-230224, 333-237104, 333-237105, 333-254688 and 333-254689) on Form S-8 and (Nos. 333-233139 and 333-258151) on Form S-3 of our report dated March 17, 2022, with respect to the consolidated financial statements of Synlogic, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 17, 2022